CONTACT:	Kim Detwiler
Vice President, Corporate Communications
Univest Corporation
215-721-8396

FOR IMMEDIATE RELEASE

Univest Corporation Announces Share Repurchase Program; Company Authorized to Repurchase Up to Five Percent of Outstanding Shares

SOUDERTON, Pa., August 22, 2007 - Univest Corporation (listed on NASDAQ: UVSP) announced that its board of directors has authorized an additional repurchase of up to five percent of the 12,875,642 shares of its outstanding common stock as of June 30, 2007, or 643,782 shares. The repurchased shares limit will be net of normal Treasury activity such as the Dividend Reinvestment Program, Employee Stock Purchase Program and Equity Compensation Plans.

The share repurchases will be purchased from time to time on the open market or through private negotiated transactions, and will be made at the discretion of management based upon market conditions and other factors. The new authorization plan, effective September 15, 2007, replaces the company’s previous repurchase program.

About Univest National Bank and Trust Co.
Headquartered in Souderton, Pa., Univest Corporation of Pennsylvania and its subsidiaries serve the financial needs of residents, businesses, and nonprofit organizations in Bucks, Chester, and Montgomery counties.  Univest National Bank and Trust Co. offers customers 33 financial service centers, 12 retirement financial services centers, and 39 ATM locations throughout the region, and is the parent company of Vanguard Leasing, Inc., a small ticket commercial leasing business.  Univest Insurance, Inc., an independent insurance agency headquartered in Lansdale, Pa. serves commercial and personal customers, and has two divisions in Chester County - Donald K. Martin & Co. and B.G. Balmer & Co.  Univest Investments, Inc. a full-service broker-dealer and investment advisory firm, offers a wide range of investment products and services.

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This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the company’s filings with the Securities and Exchange Commission.